Exhibit 99.1

PINNACLE ENTERTAINMENT ANNOUNCES PROPOSED PUBLIC OFFERING OF

SENIOR SUBORDINATED NOTES AND MARKETING OF TERM LOAN

LAS VEGAS, NV, March 5, 2012 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced today that it intends to commence a financing transaction in which it intends to offer $250 million of new senior subordinated notes due 2022 under a shelf registration statement which became effective upon filing today with the Securities and Exchange Commission and that it is in the process of seeking commitments for a $250 million incremental term loan under its current credit facility.

The proposed term loan is expected to mature in March 2019, provided that such date will be accelerated to (a) December 15, 2014 if any portion of the Company’s 7.5% senior subordinated notes due 2015 are outstanding on December 15, 2014, and (b) May 1, 2017 if any portion of the Company’s 8.625% senior notes due 2017 are outstanding on May 1, 2017. The Company has begun to market the term loan to a lender group and expects to have commitments for the incremental term loan in the next few business days. However, there can be no assurance that this will actually occur. The closing of the note offering would be conditioned on the prior or simultaneous closing of the term loan. The underwriters of the notes offering are affiliates of J.P. Morgan, BofA Merrill Lynch, Barclays Capital, Credit Agricole, Deutsche Bank, UBS Investment Bank, Capital One and Wells Fargo.

The use of proceeds from the financing transaction shall be described in the preliminary prospectus supplement when filed with the Securities and Exchange Commission. To obtain a copy of a preliminary prospectus supplement and accompanying base prospectus for this offering, please contact J.P. Morgan, 383 Madison Avenue, 3rd Floor, New York, NY, 10179, Attention: Syndicate Desk, 800-245-8812.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the new senior subordinated notes nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates seven casinos, located in Louisiana, Missouri, Indiana and Nevada, and a racetrack in Ohio. Pinnacle is also developing L’Auberge Casino & Hotel Baton Rouge. Pinnacle also owns a 26% equity stake in Asian Coast Development (Canada) Ltd., an international development and real estate company currently developing Vietnam’s first large-scale integrated casino-resort. For more information about Pinnacle Entertainment, please visit www.pnkinc.com.

CONTACT:

Investor Relations	Media Relations
Vincent Zahn	Ginny Shanks
VP, Finance and Investor Relations	EVP, Chief Marketing Officer
702/541-7777 or investors@pnkmail.com	702/541-7777 or gshanks@pnkmail.com

1